Exhibit 99.1
Hillenbrand Reports Revenue Growth of 38% for
Fourth Quarter, Announces 2011 Guidance
•	Net revenue increased 38 percent for the fourth quarter and 15 percent for fiscal 2010.
•	Adjusted net income and earnings per share increased approximately 8 percent for the quarter and 7 percent annually.
•	Gross profit margin remained steady at 42 percent.
BATESVILLE, Indiana, November 23, 2010, Hillenbrand, Inc. (NYSE: HI) — Hillenbrand reported 2010 annual revenue of $749.2 million, a $100.1 million (15 percent) increase over the prior year, due primarily to the April 1, 2010, acquisition of K-Tron International. Business acquisition costs and the impact of non-recurring acquisition accounting effects were the primary drivers of a 10 percent decrease in both net income ($92.3 million) and earnings per share ($1.49) compared to the prior year. Gross profit margin remained steady at 42 percent.
On an as-adjusted basis, net income of $111.6 million and earnings per share of $1.80 represented an increase of 7 percent. This excluded antitrust-related legal costs ($3.2 million), non-recurring acquisition accounting effects ($8.5 million), business acquisition costs ($8.7 million) and restructuring charges related to our interests in corporate aircraft jointly owned with another local company ($1.9 million), partially offset by favorable sales tax adjustments ($3 million).
Investment income increased $4.8 million (61 percent) in 2010, primarily attributable to higher earnings from investments in limited partnerships.
Cash flow from operations was $118.2 million for the year, a decrease of $5 million (4 percent), due to business acquisition-related costs, deferred compensation funding and income tax payments, partially offset by a decrease in defined benefit plan contributions and the receipt of the first interest payment on the Forethought note receivable.
“I’m pleased with the total results for fiscal 2010, which included taking the first significant step in our acquisition strategy with the purchase of K-Tron. This provides us with two new product platforms that are poised for growth as the global economy continues to recover,” said Kenneth A. Camp, Hillenbrand’s president and chief executive officer. “Our Batesville Casket business generated consistently strong cash flow and maintained solid results in 2010, and it remains the financial foundation for the company.”
4Q 2010 Results
Net revenue for the fourth quarter of 2010 was $212 million, a $58.9 million (38 percent) increase over the prior year, due primarily to the K-Tron acquisition. Gross profit margin for the quarter was essentially unchanged at 42 percent, while net income and earnings per share decreased by $2.5 million (11 percent) and $0.05 (14 percent) to $0.32, respectively.

Excluding antitrust-related legal costs ($2 million), business acquisition costs ($1 million) and the previously mentioned restructuring of our aircraft assets ($1.9 million), offset by favorable sales tax recoveries, adjusted earnings per share of $0.40 represented an increase of 8 percent.
Investment income decreased $2.9 million (78 percent), resulting from a write-down of the remaining $14.8 million of Auction Rate Securities (ARS) to fair value of $11.9 million. This write-down reflects the fact that the ARS market has not recovered and the company does not intend to hold these securities until a full recovery occurs.
Cash flow from operations was $1.2 million, a decrease of $37.1 million (97 percent), primarily attributable to the timing of income tax payments made during the quarter.
Guidance for Fiscal Year 2011
The transition from a single operating company with one line of business to a holding company with more diverse business lines will naturally impact financial results. This impact will take the form of one-time costs to identify and acquire a new business, acquisition accounting and amortization, and interest when debt is used to finance the transaction. We expect these items to be more than offset by the future stream of earnings and cash which the new business generates.
In 2010, we spent $10.5 million to find and complete our acquisition of K-Tron International. Acquisition accounting added $18.9 million of expense, of which $13.3 million will not recur in future years, and interest expense on the debt used to finance the acquisition increased costs by $3.3 million. At the same time, K-Tron added $109 million to 2010 revenue.
As we look to fiscal 2011, we expect the amortization of K-Tron’s intangible assets resulting from the application of acquisition accounting, to be $11 million. We will also see the effects of our borrowings to finance the acquisition, as interest expense is estimated to be $13 million. This reflects a full year of interest expense, including our bond issuance in July of 2010. These expenses will reduce the favorable effect of a full year of K-Tron revenue in fiscal 2011.
Revenue guidance for fiscal 2011 is a range of $855 million to $875 million, an increase of 14 to 17 percent over 2010 revenue of $749 million. We expect that the continuing softness in burial casket demand will hold Batesville Casket to a modest increase in revenue. In the K-Tron segment, the company expects a double-digit increase in year-over-year revenue as the economy strengthens.
GAAP EPS for 2011 is expected to be from $1.76 to $1.82, an increase of 18 to 22 percent over 2010. The increase is largely driven by the elimination of non-recurring expenses in 2010 related to the K-Tron acquisition. Adjusted EPS for 2011, which excludes an estimated $3 million of antitrust litigation expense, is expected to be from $1.79 to $1.85, compared to $1.80 in 2010. The additional growth in operating income generated by a full year of K-Tron results will be offset in part by a full year of interest expense and amortization of intangible assets. EPS for 2011 will also be affected by $6 million in investments in strategic growth initiatives related to both Batesville and K-Tron.

Hillenbrand’s effective tax rate for 2011 is expected to decline by 250 to 350 basis points due to higher domestic manufacturing deductions, non-deductible acquisition costs in 2010, and K-Tron’s lower tax rate resulting from a higher percentage of foreign income.
Capital expenditures in 2011 are expected to range from $22 million to $26 million, an increase of $6 million to $10 million over the prior year. This is due to the inclusion of K-Tron in 2011 and additional investments in growth and infrastructure initiatives for both Batesville and
K-Tron.
Hillenbrand, Inc. (Unaudited)
(amounts in millions, except per share data)

	Fiscal Year Ending September 30
		FY11 Range
	FY10	Low	High
Net revenue	$749	$855	$875
Tax rate	37.0%	34.5%	33.5%
Average diluted shares outstanding	62	62	62
GAAP earnings per share	$1.49	$1.76	$1.82

Capital expenditures	$16	$22	$26

Excluding certain non-operating costs
(antitrust litigation)
Adjusted earnings per share	$1.80	$1.79	$1.85

Hillenbrand, Inc. (Unaudited)
Reconciliation of Non-GAAP Measures*
(amounts in millions, except per share data)

	Fiscal Year Ended September 30,
	2009			2010
	Pre-	Income	Post-	Pre-	Income	Post-
	Tax	Taxes	Tax	Tax	Taxes	Tax
GAAP income	$160.8	$58.5	$102.3	$146.4	$54.1	$92.3

Certain non-operating costs:
Antitrust litigation	2.2	0.8	1.4	5.0	1.8	3.2
Non-recurring effects of	—	—	—	13.3	4.8	8.5
acquisition accounting
Business acquisition costs	—	—	—	10.5	1.8	8.7
Sales tax adjustment	—	—	—	(4.7)	(1.7)	(3.0)
Restructuring costs				3.0	1.1	1.9
Separation costs	0.1	—	0.1	—	—	—

Adjusted income	$163.1	$59.3	$103.8	$173.5	$61.9	$111.6
Adjusted diluted net income per share			$1.68			$1.80
*Non-GAAP Financial Disclosures and Reconciliations for Fiscal Year 2010
While Hillenbrand, Inc. reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to investors so they can see the results “through the eyes” of management. Hillenbrand further believes that providing this information better enables investors to understand the ongoing operating performance of the company. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Conference Call and Webcast
The company will hold a conference call and simultaneous webcast with investors and financial analysts Tuesday, November 23, at 8 a.m. ET. During the event, management will discuss the results for the fourth quarter and full fiscal year 2010, which ended September 30, 2010. The webcast will be available at http://ir.hillenbrandinc.com and will be archived on the company’s Web site through November 23, 2011, for those unable to listen to the live webcast.
To access the conference call, listeners in the United States may dial 1-877-681-3377, and international callers may dial 1-719-325-4784. A replay of the call will be available until midnight ET, Tuesday, December 7, 2010, by dialing 1-888-203-1112 in the United States or
1-719-457-0820 internationally, and using the replay passcode 4359808.

Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(amounts in millions, except per share data)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net revenues	$212.0	$153.1	$749.2	$649.1
Cost of goods sold	123.3	88.8	435.9	374.7

Gross profit	88.7	64.3	313.3	274.4
Operating expenses (including business acquisition, restructuring and separation costs)	53.9	31.6	175.4	119.4

Operating profit	34.8	32.7	137.9	155.0
Interest expense	(2.7)	(0.3)	(4.2)	(2.1)
Investment income and other	0.8	3.7	12.7	7.9

Income before income taxes	32.9	36.1	146.4	160.8
Income tax expense	12.8	13.5	54.1	58.5

Net income	$20.1	$22.6	$92.3	$102.3

Income per common share-basic and diluted	$0.32	$0.37	$1.49	$1.66
Dividends per common share	$0.1875	$0.185	$0.75	$0.74
Average common shares outstanding — basic and diluted	62.0	61.7	61.9	61.7
Hillenbrand, Inc.
Consolidated Segment Results (Unaudited)**
(amounts in millions)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net revenues
Batesville Casket	$154.0	$153.1	$640.3	$649.1
K-Tron	58.0	—	108.9	—

Total net revenues	$212.0	$153.1	$749.2	$649.1

Gross profit
Batesville Casket	$63.8	$64.3	$277.7	$274.4
K-Tron	24.9	—	35.6	—

Total gross profit	$88.7	$64.3	$313.3	$274.4

Operating expenses
Batesville Casket	$28.4	$25.6	$102.6	$95.9
K-Tron	16.3	—	33.4	—
Corporate	9.2	6.0	39.4	23.5

Total operating expenses	$53.9	$31.6	$175.4	$119.4

**
Hillenbrand acquired K-Tron at the start of the third quarter of FY2010 (April 1, 2010). Because the quarters and accounting bases do not align precisely between K-Tron and Hillenbrand prior to that time, we do not provide comparative results for periods in which K-Tron was not part of the Hillenbrand enterprise.

Hillenbrand, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(amounts in millions)

	Fiscal Year Ended September 30,
	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$98.4	$35.2
Trade receivables, net	109.0	85.2
Inventories, net	64.9	42.5
Auction rate securities and related Put right	—	30.1
Interest receivable from Forethought Financial Group, Inc.	10.0	10.0
Deferred income taxes	25.1	21.5
Other current assets	15.4	8.4

Total current assets	322.8	232.9
Property and intangibles, net	532.6	101.6
Auction rate securities and investments	30.1	37.6
Note and interest receivable from Forethought Financial Group, Inc., long-term portion	134.8	132.8
Other assets	31.8	56.2

Total Assets	$1,052.1	$561.1

LIABILITIES
Current Liabilities
Revolving credit facility, current portion	$—	$60.0
Other current liabilities	118.0	74.9

Total current liabilities	118.0	134.9
Long-term debt, less current portion above	403.4	—
Other long-term liabilities	158.8	122.2

Total Liabilities	680.2	257.1

Total Shareholders’ Equity	371.9	304.0

Total Liabilities and Shareholders’ Equity	$1,052.1	$561.1

Hillenbrand, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(amounts in millions)

	Fiscal Year Ended September 30,
	2010	2009
Net cash provided by operating activities	$118.2	$123.2
Net cash used in investing activities	(348.7)	(5.3)
Net cash provided by (used in) financing activities	289.8	(97.4)
Effect of exchange rate changes on cash and cash equivalents	3.9	—

Net cash flows	63.2	20.5

Cash and cash equivalents:
At beginning of period	35.2	14.7

At end of period	$98.4	$35.2

Disclosure Regarding Forward-Looking Statements
Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the anticipated effect of the acquisition of K-Tron International on Hillenbrand’s future results. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.
Words that could indicate we’re making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should
This isn’t an exhaustive list, but is simply intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.
Here’s the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to: recent global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; our ability to continue the successful integration of K-Tron International; the dependence of our business units on relationships with several large national providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the funeral services business; our ongoing antitrust litigation; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of Hillenbrand’s Annual Report on Form 10-K for the year ended September 30, 2010, expected to be filed with the Securities and Exchange Commission (SEC) November 23, 2010. The company assumes no obligation to update or revise any forward-looking information.
About Hillenbrand, Inc.
Hillenbrand (www.HillenbrandInc.com) is a diversified enterprise with multiple subsidiaries focused around two separate operating businesses. Batesville Casket (www.batesville.com) is a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing, and other personalization and memorialization products. K-Tron International (www.ktroninternational.com) is a recognized leader in the design, production, marketing and servicing of material handling equipment and systems. The company serves many different industrial markets through two product lines. The Process Group focuses primarily on feeding and pneumatic conveying equipment, doing business under two main brands: K-Tron Feeders and K-Tron Premier. The Size Reduction Group concentrates on size reduction equipment, conveying systems and screening equipment, operating under three brands: Pennsylvania Crusher, Gundlach and Jeffrey Rader. HI-INC-F
CONTACT
Investor Relations for Hillenbrand, Inc.
Mark R. Lanning, Vice President of Investor Relations and Treasurer
Phone: 812-934-7256
E-mail: mr.lanning@hillenbrand.com
# # #